As filed with the Securities and Exchange Commission on May 22, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVgo Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2326098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1661 East Franklin Avenue, El Segundo, CA 90245
(Address of principal executive offices)

EVgo Inc. 2021 Long Term Incentive Plan

(Full title of the plan)

Francine Sullivan

Chief Legal Officer and EVP, Corporate Development

1661 East Franklin Avenue, El Segundo, CA 90245

(Name and address of agent for service)

(877) 494-3833

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 25,000,000 shares of EVgo Inc.’s (the “Registrant’s”) Class A common stock, par value $0.0001 (“Class A common stock) that were reserved for issuance under the EVgo Inc. 2021 Long Term Incentive Plan (the “Plan”). The Registrant previously filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 on March 24, 2022 (SEC File No. 333-263813) (the “Prior Registration Statement”) registering shares of Class A common stock issuable under the Plan. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except to the extent supplemented, amended, or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of this Registration Statement will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to this Registration Statement, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on March 6, 2025 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2025, filed with the Commission on May 6, 2025 pursuant to Section 13(a) of the Exchange Act;

(3) All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than the portions of these documents not deemed to be filed); and

(4) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39572) filed with the Commission on July 1, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers and may purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted under the DGCL.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees, agents and any other persons, to the fullest extent permitted by the DGCL. The Registrant’s bylaws also provide that it must advance expenses incurred by a director or officer in advance of the final disposition of any threatened, pending or completed action, suit or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant to, among other things, indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require the Registrant to advance all expenses reasonably and actually incurred by its directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant’s certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against its directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against its directors and officers as required by these indemnification provisions.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and (b) to the Registrant with respect to payments that may be made by the Registrant to its directors and officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Item 8. Exhibits

Exhibit Index

		Incorporated by reference herein
Exhibit Number	Description	Form	Exhibit No.	Filing Date
4.1	Specimen Class A Common Stock Certificate	S-1	4.2	September 10, 2020
4.2	Specimen Warrant Certificate	S-1	4.4	September 10, 2020
4.3	Warrant Agreement, dated September 29, 2020, between the Registrant and Continental Stock Transfer & Trust Company	8-K	4.1	October 5, 2020
5.1*	Opinion of Freshfields US LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Freshfields US LLP (contained in Exhibit 5.1 hereto)
24.1*	Power of Attorney (contained on signature page hereto)
99.1+	EVgo Inc. 2021 Long Term Incentive Plan, as amended	8-K	10.1	May 21, 2025
99.2+	Form of Restricted Stock Unit Agreement adopted pursuant to the EVgo Inc. 2021 Long Term Incentive Plan	8-K	10.10	July 8, 2021
99.3+	Form of Restricted Stock Unit Agreement (Executive) adopted pursuant to the EVgo Inc. 2021 Long Term Incentive Plan	10-Q	10.1	November 8, 2023
99.4+	Form of Restricted Stock Unit Agreement (Performance-Based) adopted pursuant to the EVgo Inc. 2021 Long Term Incentive Plan	10-K	10.12	March 6, 2024
99.5+	Form of Stock Option Agreement adopted pursuant to the EVgo Inc. 2021 Long Term Incentive Plan	10-Q	10.1	May 13, 2022
99.6+	Form of Stock Option Agreement (Executive) adopted pursuant to the EVgo Inc. 2021 Long Term Incentive Plan	10-K	10.14	March 6, 2024
107*	Filing Fee Exhibit

+	Indicates management contract or compensatory plan, contract or arrangement.

*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 22, 2025.

EVgo Inc.

By:	/s/ Badar Khan
Badar Khan
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Badar Khan, Paul Dobson and Francine Sullivan, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 of EVgo Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Badar Khan	Chief Executive Officer and Director	May 22, 2025
Badar Khan	(Principal Executive Officer)

/s/ Paul Dobson	Chief Financial Officer	May 22, 2025
Paul Dobson	(Principal Financial Officer and Principal Accounting Officer)

/s/ David Nanus	Chairperson of the Board of Directors	May 22, 2025
David Nanus

/s/ Peter Anderson	Director	May 22, 2025
Peter Anderson

/s/ Joseph Esteves	Director	May 22, 2025
Joseph Esteves

/s/ Scott Griffith	Director	May 22, 2025
Scott Griffith

/s/ Darpan Kapadia	Director	May 22, 2025
Darpan Kapadia

/s/ Katherine Motlagh	Director	May 22, 2025
Katherine Motlagh

/s/ Jonathan Seelig	Director	May 22, 2025
Jonathan Seelig

/s/ Paul Segal	Director	May 22, 2025
Paul Segal